Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 9, 2019 (the Acquisition Date), International Business Machines Corporation (IBM or the company), a New York corporation, completed its acquisition of Red Hat, Inc. (Red Hat), a Delaware corporation. Pursuant to the terms of the Agreement and Plan of Merger (the Merger Agreement), dated October 28, 2018, among Socrates Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM (Merger Sub), and Red Hat, Merger Sub merged with and into Red Hat, with Red Hat continuing as the surviving corporation (the Merger). As a result of the Merger, Red Hat became a wholly owned subsidiary of IBM.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger based on the historical financial statements of IBM and Red Hat after giving effect to the Merger and the Merger-related pro forma adjustments as described in the notes included below.

The unaudited Pro Forma Condensed Combined Statements of Earnings for the six months ended June 30, 2019 and the year ended December 31, 2018 combine the historical IBM Consolidated Statements of Earnings and the historical Red Hat Consolidated Statements of Operations, giving effect to the Merger as if it had occurred on January 1, 2018. The unaudited Pro Forma Condensed Combined Statement of Financial Position at June 30, 2019, combines the historical IBM Consolidated Statement of Financial Position and the historical Red Hat Consolidated Balance Sheet, giving effect to the Merger as if it had occurred on June 30, 2019.

The historical consolidated financial information has been adjusted in the unaudited Pro Forma Condensed Combined Financial Statements (the Financial Statements) to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the unaudited Pro Forma Condensed Combined Statements of Earnings, expected to have a continuing impact on the combined company’s results. The Financial Statements should be read in conjunction with the accompanying notes.

In addition, the unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•	the audited IBM consolidated financial statements at and for the year ended December 31, 2018, and the related notes included in IBM’s Annual Report on Form 10-K for the year ended December 31, 2018;

•	the unaudited IBM consolidated financial statements at and for the six months ended June 30, 2019, and the related notes included in IBM’s Form 10-Q for the six months ended June 30, 2019;

•

the audited Red Hat consolidated financial statements at and for the year ended February 28, 2019, and the related notes included in Red Hat’s Annual Report on Form 10-K for the year ended February 28, 2019; and

•	the unaudited Red Hat consolidated financial statements at and for the three months ended May 31, 2019, and the related notes included in Red Hat’s Form 10-Q for the three months ended May 31, 2019.

The unaudited pro forma condensed combined financial information has been prepared by IBM using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (GAAP). IBM is the acquirer in the Merger for accounting purposes. Accordingly, consideration transferred by IBM to complete the Merger has been allocated, on a preliminary basis, to identifiable assets and liabilities of Red Hat based on estimated fair values as of the Acquisition Date. The company made an allocation of the consideration transferred to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing the Financial Statements in this Current Report on Form 8-K/A. IBM expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from July 9, 2019.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that IBM and Red Hat would have achieved had the companies been combined during the periods presented in the Financial Statements and is not intended to project the future results of operations that the combined company may achieve after the Merger. Historical fiscal periods are not aligned under this presentation. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings, operating efficiencies, long-term debt pay down estimates, suspension of IBM’s share repurchase program, financial synergies or other strategic benefits that may be realized as a result of the Merger and also does not reflect any restructuring costs to achieve those benefits. Material intercompany transactions between IBM and Red Hat during the periods presented in the Financial Statements have been eliminated (see note 7, “Statement of Earnings Pro Forma Adjustments,” and note 8, “Statement of Financial Position Pro Forma Adjustments”).

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2018

		Note 6	Note 7
	Historical
	IBM	Red Hat	Pro Forma		Pro Forma
	Year Ended	Year Ended	Acquisition		Financing		Pro Forma
($ in millions, except per share amounts)	December 31, 2018	February 28, 2019	Adjustments		Adjustments		Combined
Revenue
Services	$51,350	$413	$(37)	(a)	$—		$51,726
Sales	26,641	2,949	(1,556)	(a)	—		28,034
Financing	1,599	—	—		—		1,599
Total revenue	79,591	3,362	(1,593)		—		81,360
Cost
Services	34,059	284	(8)	(b)	—		34,335
Sales	7,464	214	363	(b)	—		8,041
Financing	1,132	—	—		—		1,132
Total cost	42,655	498	355		—		43,508
Gross profit	36,936	2,864	(1,948)		—		37,852
Expense and other (income)
Selling, general and administrative	19,366	1,683	842	(c)	(7)	(f)	21,885
Research, development and engineering	5,379	669	85	(d)	—		6,132
Intellectual property and custom development income	(1,026)	—	—		—		(1,026)
Other (income) and expense	1,152	(26)	—		50	(g)	1,177
Interest expense	723	20	—		918	(h)	1,660
Total expense and other (income)	25,594	2,346	927		961		29,828
Income from continuing operations before income taxes	11,342	518	(2,875)		(961)		8,024
Provision for/(benefit from) income taxes	2,619	84	(607)	(e)	(242)	(i)	1,854
Income from continuing operations	$8,723	$434	$(2,268)		$(719)		$6,169

Earnings from continuing operations per share of common stock
Assuming dilution	$9.51						$6.71	(k)
Basic	$9.56						$6.76	(k)

Weighted-average number of common shares outstanding
Assuming dilution	916,315,714						918,331,219	(j)
Basic	912,048,072						912,225,189	(j)

For notes (a) through (k), please refer to pages 10 through 14 for the accompanying notes to the Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Six Months Ended June 30, 2019

		Note 6	Note 7
	Historical
	IBM	Red Hat	Pro Forma		Pro Forma
	Six Months Ended	Six Months Ended	Acquisition		Financing		Pro Forma
($ in millions, except per share amounts)	June 30, 2019	May 31, 2019	Adjustments		Adjustments		Combined
Revenue
Services	$24,775	$224	$(5)	(a)	$—		$24,994
Sales	11,812	1,589	(294)	(a)	—		13,107
Financing	756	—	—		—		756
Total revenue	37,342	1,813	(299)		—		38,857
Cost
Services	16,631	159	(16)	(b)	—		16,773
Sales	3,167	118	174	(b)	—		3,459
Financing	492	—	—		—		492
Total cost	20,290	277	158		—		20,724
Gross profit	17,053	1,536	(457)		—		18,132
Expense and other (income)
Selling, general and administrative	10,147	893	389	(c)	(55)	(f)	11,374
Research, development and engineering	2,840	354	24	(d)	—		3,218
Intellectual property and custom development income	(323)	—	—		—		(323)
Other (income) and expense	(820)	(16)	—		170	(g)	(666)
Interest expense	558	6	—		255	(h)	819
Total expense and other (income)	12,402	1,238	413		369		14,421
Income from continuing operations before income taxes	4,651	299	(869)		(369)		3,711
Provision for/(benefit from) income taxes	558	18	(192)	(e)	(93)	(i)	291
Income from continuing operations	$4,093	$281	$(677)		$(276)		$3,420

Earnings from continuing operations per share of common stock
Assuming dilution	$4.58						$3.82	(k)
Basic	$4.61						$3.85	(k)

Weighted-average number of common shares outstanding
Assuming dilution	892,371,164						894,123,171	(j)
Basic	887,927,612						888,104,729	(j)

For notes (a) through (k), please refer to pages 10 through 14 for the accompanying notes to the Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Financial Position at June 30, 2019

		Note 6	Note 8
	Historical
	IBM	Red Hat
	At	At	Pro Forma		Pro Forma
($ in millions)	June 30, 2019	May 31, 2019	Adjustments		Combined
Assets:
Cash and cash equivalents	$45,399	$2,295	$(34,801)	(aa)	$12,894
Restricted cash	135	—	—		135
Marketable securities	874	178	—		1,052
Notes and accounts receivable – trade, net	7,414	529	(24)	(bb)	7,918
Short-term financing receivables – net	15,543	—	—		15,543
Other accounts receivable – net	1,781	36	298	(cc)	2,114
Inventories	1,745	—	—		1,745
Deferred costs	2,217	185	(245)	(dd)	2,157
Prepaid expenses and other current assets	2,409	67	—		2,477
Total current assets	77,517	3,289	(34,772)		46,035
Property, plant and equipment – net	10,202	200	—		10,402
Operating right-of-use-assets – net	4,998	224	—		5,223
Long-term financing receivables – net	8,441	—	—		8,441
Prepaid pension assets	5,319	—	—		5,319
Deferred costs	2,662	46	(60)	(dd)	2,648
Deferred taxes	5,274	119	—		5,393
Goodwill	35,284	1,273	21,604	(ee)	58,161
Intangible assets – net	2,728	199	13,273	(ff)	16,200
Investments and sundry assets	2,228	223	—		2,451
Total assets	$154,652	$5,574	$46		$160,272

Liabilities and equity:
Taxes	$2,439	$85	$(74)	(gg)	$2,451
Short-term debt	14,594	189	296	(hh)	15,079
Accounts payable	4,724	63	(15)	(ii)	4,772
Compensation and benefits	3,556	183	146	(jj)	3,885
Deferred income	11,261	2,016	(1,645)	(kk)	11,633
Operating lease liabilities	1,319	47	—		1,366
Other accrued expenses and liabilities	4,458	80	233	(ll)	4,771
Total current liabilities	42,351	2,664	(1,057)		43,957
Long-term debt	58,445	—	—		58,445
Retirement and nonpension postretirement benefit obligations	16,471	—	—		16,471
Deferred income	3,474	781	(656)	(kk)	3,598
Operating lease liabilities	3,946	188	—		4,134
Other liabilities	12,190	183	3,614	(mm)	15,987
Total liabilities	136,876	3,816	1,900		142,592

Equity:
Common stock and additional paid-in capital	55,404	2,853	(2,679)	(nn)	55,578
Retained earnings	160,467	2,195	(2,487)	(oo)	160,176
Treasury stock, at cost	(169,385)	(3,243)	3,264	(pp)	(169,364)
Accumulated other comprehensive income/(loss)	(28,841)	(48)	48	(qq)	(28,841)
Total shareholders’ equity	17,645	1,758	(1,854)		17,548
Noncontrolling interests	131	—	—		131
Total equity	17,776	1,758	(1,854)		17,680
Total liabilities and equity	$154,652	$5,574	$46		$160,272

For notes (aa) through (qq), please refer to pages 14 through 16 for the accompanying notes to the Financial Statements, which are an integral part of these statements.

1.  Description of Transaction

On October 28, 2018, IBM, Merger Sub and Red Hat entered into the Merger Agreement. On July 9, 2019, IBM completed the acquisition of Red Hat pursuant to the Merger Agreement whereby Red Hat became a wholly owned subsidiary of IBM. At the completion of the Merger, each Red Hat common share issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $190 per share in cash, without interest (the Merger Consideration), representing a total equity value of approximately $34 billion.

The company funded the acquisition with $3.0 billion of cash on hand, the net proceeds from $6.4 billion in commercial paper and the net proceeds from the following debt issuances:  (i) On May 15, 2019, the company issued an aggregate of $20 billion of indebtedness in the following eight tranches: $1.5 billion of 2-year floating rate notes priced at 3 month LIBOR plus 40 basis points, $1.5 billion of 2-year fixed rate notes with a 2.8 percent coupon, $2.75 billion of 3-year fixed rate notes with a 2.85 percent coupon, $3.0 billion of 5-year fixed rate notes with a 3.0 percent coupon, $3.0 billion of 7-year fixed rate notes with a 3.3 percent coupon, $3.25 billion of 10-year fixed rate notes with a 3.5 percent coupon, $2.0 billion of 20-year fixed rate notes with a 4.15 percent coupon and $3.0 billion of 30-year fixed rate notes with a 4.25 percent coupon and (ii) On January 31, 2019, the company issued $5.7 billion of Euro bonds as follows: $2.0 billion of 4-year fixed rate bonds with a 0.375 percent coupon, $1.1 billion of 6-year fixed rate bonds with a 0.875 percent coupon, $1.1 billion of 8-year fixed rate bonds with a 1.25 percent coupon and $1.4 billion of 12-year fixed rate bonds with a 1.75 percent coupon.

Each outstanding Red Hat equity award (including each stock option, restricted share, restricted stock unit (RSU) and deferred stock unit (DSU)) that was vested as of the Acquisition Date, that became vested pursuant to its terms as of the Acquisition Date or that was held by a non-employee director, consultant or independent contractor of Red Hat was converted into the right to receive an amount in cash equal to the Merger Consideration less any exercise price, as applicable.

Each outstanding Red Hat equity award that was not vested as of the Acquisition Date or was a performance stock unit (PSU) that became vested pursuant to its terms as of the Acquisition Date and that was not held by a non-employee director, consultant or independent contractor of Red Hat was converted into an IBM equity award, subject to substantially the same terms and conditions as were applicable under the corresponding Red Hat equity award immediately prior to the Acquisition Date (other than the performance-based vesting schedule, which was converted into a service-based vesting schedule in accordance with the applicable award agreement), except that the number of shares of IBM common stock subject to each converted IBM equity award equaled the number of Red Hat common shares underlying each such award immediately prior to the Acquisition Date multiplied by the “Exchange Ratio,” which was $190, the Merger Consideration, divided by $140.57, the closing price per share of IBM common stock on the trading day immediately preceding the Acquisition Date.  The exercise price, if applicable, of any converted Red Hat equity award was also adjusted to consider the Exchange Ratio.

2.  Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting.

The unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2018 assumes that the Merger was consummated on January 1, 2018 and reflects pro forma adjustments that are expected to have a continuing impact on the combined company’s results. Red Hat’s historical financial information used to prepare the unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2018 consists of Red Hat’s audited Consolidated Statement of Operations for the fiscal year ended February 28, 2019. Red Hat’s historical financial information used to prepare the unaudited Pro Forma Condensed Combined Statement of Earnings for the six months ended June 30, 2019 consists of Red Hat’s six month period ended May 31, 2019, which was derived as follows: a) the financial information from Red Hat’s audited Consolidated Statement of Operations for the fiscal year ended February 28, 2019 plus b) Red Hat’s unaudited Consolidated Statement of Operations for the three months ended May 31, 2019 less c) Red Hat’s unaudited Consolidated Statement of Operations for the nine months ended November 30, 2018.

The unaudited Pro Forma Condensed Combined Statement of Financial Position at June 30, 2019 was prepared using the historical unaudited IBM Consolidated Statement of Financial Position at June 30, 2019 and the historical unaudited Red Hat Consolidated Balance Sheet at May 31, 2019 and presents the combined financial position of IBM and Red Hat as if the Merger occurred on June 30, 2019.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Merger, primarily at their respective fair values and are combined with those of IBM. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants.

Under the acquisition method of accounting, IBM may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect IBM’s intended use of those assets. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as selling, general and administrative expenses. Acquisition-related transaction costs incurred by IBM include fees related to a bridge term loan facility that was terminated on May 15, 2019, and legal, advisory and other professional fees. Total acquisition-related transaction costs expected to be incurred by IBM and Red Hat are estimated to be $360 million, of which $127 million was incurred through June 30, 2019. Acquisition-related transaction costs incurred in both 2018 and the six months ended June 30, 2019 are reflected as pro forma adjustments to the unaudited Pro Forma Condensed Combined Statements of Earnings for those same periods as a reduction of expense if those costs are not expected to have a continuing impact on the combined company’s results.

The unaudited Pro Forma Condensed Combined Statement of Financial Position at June 30, 2019 is required to include adjustments which give effect to events that are directly attributable to the Merger regardless of whether they are expected to have a continuing impact on the combined company’s results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by IBM and Red Hat subsequent to June 30, 2019 of $233 million are presented as an increase to other accrued expenses and liabilities and the after-tax impact is presented as a decrease to retained earnings reflected in the pro forma adjustments to the unaudited Pro Forma Condensed Combined Statement of Financial Position at June 30, 2019.

Within the Financial Statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

3.  Accounting Policies

IBM completed a preliminary review of Red Hat’s accounting policies to determine if differences in the policies would require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to IBM’s policies and classifications. A difference related to a practical expedient that IBM elected in conjunction with the adoption of the new revenue recognition accounting standard, which may have a material impact on the company’s combined financial statements, was identified, and the Financial Statements have been adjusted to conform to IBM’s accounting policy. Upon adoption of the revenue recognition standard on January 1, 2018, IBM elected the practical expedient to expense costs to obtain a contract as incurred if the amortization period would have been one year or less. Red Hat did not historically apply this practical expedient, but will do so effective with the Acquisition Date, which will result in an increased amortization period for capitalized sales commissions on a go-forward basis that is expected to be within IBM’s amortization period range of three to six years. Refer to note 7(c) and 8(dd) for additional information.

The U.S. Tax Cuts and Jobs Act introduced Global Intangible Low-Taxed Income (GILTI), which subjects a U.S. shareholder to current tax on income earned by certain foreign subsidiaries. The Financial Accounting Standards Board (FASB) allows companies to either (1) recognize deferred taxes for temporary differences that are expected to reverse as GILTI in future years (deferred method) or (2) account for taxes on GILTI as period costs in the year the tax is incurred (period method). In 2018, IBM elected to account for GILTI under the deferred method which required including GILTI in measuring deferred taxes. Red Hat accounted for GILTI under the period method but will apply the deferred method effective with the Acquisition Date. Refer to notes 5, 7(e) and 8(mm) for additional information.

The Financial Statements have been adjusted to conform Red Hat’s results to IBM’s policies. Therefore, the Financial Statements assume there are no other differences in accounting policies other than the items described herein.

4.  Consideration Transferred

The preliminary estimated fair value of consideration transferred on the Acquisition Date to effect the acquisition of Red Hat is comprised of the following:

($ in millions)
Cash paid for outstanding Red Hat common stock (a)	$33,769
Cash paid for Red Hat equity awards (b)	24
Cash paid to settle Red Hat warrants (c)	1,008
Total cash consideration	$34,801
Stock issued to holders of Red Hat vested performance share units (d)	45
Fair value of Red Hat equity awards assumed by IBM for pre-combination service (e)	174
Settlement of pre-existing relationships (f)	51
Total preliminary consideration transferred	$35,071

(a)          Represents cash consideration based on $190 per share paid to Red Hat shareholders for approximately 178 million shares of outstanding Red Hat common stock.

(b)          Represents cash consideration for the settlement of vested Red Hat equity awards comprised of 16,889 vested stock options and 95,927 vested DSUs and cash consideration for the pre-combination service period for the settlement of unvested Red Hat non-employee equity awards comprised of 5,130 unvested DSUs, 7,149 unvested RSUs and 9,856 unvested RSAs.

(c)          Represents cash consideration for the settlement of Red Hat warrants.

(d)          Represents consideration for the settlement of vested Red Hat equity awards comprised of 237,323 vested PSUs that were converted to IBM RSAs per the Merger Agreement and then released as IBM common stock.

(e)          Represents the fair value of Red Hat’s stock-based compensation awards attributable to pre-combination services.

(f)           Represents the effective settlement of a pre-existing vendor-customer relationship between IBM and Red Hat as of July 9, 2019, in which IBM had historically paid in advance for purchases of Red Hat products. Because the terms of the arrangements were determined to represent fair value at the Acquisition Date, IBM did not record any gain or loss as part of the fair value of consideration transferred on the Acquisition Date.

5.  Estimate of Assets Acquired and Liabilities Assumed

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Red Hat are presented at their estimated Acquisition Date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. The allocation is dependent upon the valuation of certain assets and liabilities which is preliminary and subject to revision as more detailed analyses are completed. As additional information about the fair value of assets acquired and liabilities assumed becomes available, IBM may revise the preliminary purchase price allocation as soon as practical but no later than one year from the Acquisition Date. Any such revisions or changes may be material.

The following table represents a preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Red Hat based on the historical unaudited Red Hat Consolidated Balance Sheet at May 31, 2019, with the excess recorded as goodwill:

At
May 31, 2019
($ in millions)
Assets acquired and liabilities assumed:
Current assets	$3,380
Fixed assets/noncurrent assets	766
Intangible assets	13,472
Total assets acquired	17,618
Current liabilities	1,315
Noncurrent liabilities	4,110
Total liabilities assumed	5,425
Net assets acquired (a)	$12,193
Preliminary purchase consideration (b)	$35,071
Preliminary Goodwill (b) – (a)	$22,878

Preliminary identifiable intangible assets consist of the following:

			Six Months	Annual
			Amortization	Amortization
	Estimated	Estimated	Based on Estimated	Based on Estimated
	Fair Value	Useful Life	Fair Value	Fair Value
	($ in millions)	(Years)	($ in millions)	($ in millions)
Client relationships	$7,215	10	$361	$721
Completed technology	4,571	9	254	508
Trademarks	1,686	20	42	84
Total identifiable intangible assets	$13,472

IBM utilized the income approach to estimate the preliminary fair value of the acquired intangible assets. The with and without method was utilized for client relationships, the excess earnings method was utilized for completed technology and the relief from royalty method was utilized for trademarks. Certain assumptions inherent in the development of intangible asset values, from the perspective of a market participant, were based on but not necessarily limited to: interviews with IBM and Red Hat management, analysis of market research and analysis of Red Hat’s historical and prospective financial data, competitors and industry.

The preliminary estimates of fair value and useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the Financial Statements. Each additional $100 million in fair value of client relationships, completed technology and trademarks would result in additional annual amortization of approximately $10 million, $11 million and $5 million respectively.

Included in noncurrent liabilities above is approximately $3 billion of deferred tax liabilities, which represent the deferred tax impact associated with the incremental differences in book and tax bases created from the preliminary purchase price allocation. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities. Deferred taxes were estimated based on a blended tax rate of the various jurisdictions where the intangible assets reside and include the impact of GILTI deferred taxes. The pro forma adjustment related to deferred tax liabilities is included in other liabilities.

The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including discrete tax events, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors including the geographical mix of income, state and local taxes and the effects of various global income tax strategies.

Any difference between the fair value of the consideration transferred and the fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill. The primary items that generated the goodwill are the value of the expected synergies between Red Hat and IBM and the acquired assembled workforce, neither of which qualify as an amortizable intangible asset. Goodwill is reviewed for impairment at least annually and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

6.  Reclassification Adjustments

Statements of Earnings Reclassifications: The following table summarizes certain reclassifications made to the historical Red Hat Consolidated Statements of Operations to conform to IBM’s presentation for the unaudited Pro Forma Condensed Combined Statements of Earnings:

	Red Hat	Red Hat		Six Months
	Historical	Pro Forma	Year Ended	Ended
($ in millions)	Presentation	Presentation	February 28, 2019	May 31, 2019
Revenue
	Subscriptions	Sales	$2,949	$1,589
	Training and services	Services	413	224
Total revenue			$3,362	$1,813

Cost
	Subscriptions	Sales	$214	$118
	Training and services	Services	284	159
Total cost			$498	$277

Expense and other (income)
	Sales and marketing	Selling, general and administrative	$1,378	$736
	Research and development	Research, development and engineering	669	354
	General and administrative	Selling, general and administrative	305	158
	Interest income	Other (income) and expense	(31)	(17)
	Interest expense	Interest expense	20	6
	Other (expense) income	Other (income) and expense	5	1
Total expense and other (income)			$2,346	$1,238

Statement of Financial Position Reclassifications: The following table summarizes certain reclassifications made to the historical Red Hat Consolidated Balance Sheet to conform to IBM’s presentation for the unaudited Pro Forma Condensed Combined Statement of Financial Position:

	Reclassification Adjustments
	At May 31, 2019
	Red Hat	Red Hat
	Historical	Pro Forma
($ in millions)	Presentation	Presentation
Prepaid expenses	$251
Deferred costs		$183
Prepaid expenses and other current assets		67
Total	$251	$251

Other current assets	$37
Other accounts receivable		$36
Deferred costs		1
Total	$37	$37

Other assets	$80
Deferred costs		$46
Investments and sundry assets		35
Total	$80	$80

Investments in debt securities, long-term	$188
Investments and sundry assets		$188
Total	$188	$188

Accounts payable and accrued expenses	$458
Taxes		$85
Accounts payable		63
Compensation and benefits		183
Operating lease liabilities		47
Other accrued expenses and liabilities		80
Total	$458	$458

Convertible notes (current)	$189
Short-term debt		$189
Total	$189	$189

7.  Statement of Earnings Pro Forma Adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited Pro Forma Condensed Combined Statements of Earnings in the column under the heading “Pro Forma Acquisition Adjustments” and “Pro Forma Financing Adjustments” on pages 2 and 3:

(a)          To adjust revenue for the following:

	Services Revenue		Sales Revenue
	Year Ended	Six Months	Year Ended	Six Months
	December 31,	Ended	December 31,	Ended
	2018	June 30, 2019	2018	June 30, 2019
	($ in millions)		($ in millions)
To reduce revenue as a result of recording Red Hat deferred income at estimated fair value	$(31)	$(0)	$(1,389)	$(204)
To eliminate intercompany revenues Red Hat earned from sales to IBM	(7)	(5)	(166)	(89)
Total adjustments to revenue	$(37)	$(5)	$(1,556)	$(294)

(b)          To adjust cost for the following:

	Services Cost		Sales Cost
	Year Ended	Six Months	Year Ended	Six Months
	December 31,	Ended	December 31,	Ended
	2018	June 30, 2019	2018	June 30, 2019
	($ in millions)		($ in millions)
To eliminate intercompany cost between IBM and Red Hat	$(130)	$(74)	$(21)	$(14)
To eliminate Red Hat’s historical intangible asset amortization	—	—	(26)	(14)
To reflect estimated transaction-related intangible asset amortization (*)	110	55	398	199
Post-combination stock-based compensation expense (**)	8	1	9	1
To reflect estimated retention bonus plan expense (***)	3	2	3	1
Total adjustments to cost	$(8)	$(16)	$363	$174

(*)          See note 5, “Estimate of Assets Acquired and Liabilities Assumed.”

(**)        Reflects the pro forma impact to stock-based compensation expense for the conversion of Red Hat's pre-acquisition equity awards into IBM equity awards. The pro forma expense includes the post-combination service period expense beginning on January 1, 2018 at fair value of $190 (the equity value) rather than the awards' original grant price (which would have been at a lower value), which is partially offset by the pre-combination expense Red Hat incurred on those equity awards. Additional expense is reflected for awards that were not granted prior to the beginning of Red Hat's fiscal year 2019. The pro forma stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods.

(***)      Retention bonus plans with a continuing impact are included.

(c)          To adjust selling, general and administrative expenses for the following:

		Six Months
	Year Ended	Ended
	December 31, 2018	June 30, 2019
	($ in millions)
To eliminate IBM and Red Hat acquisition-related transaction costs incurred	$(39)	$(33)
To reflect estimated retention bonus plan expense (*)	34	17
To reflect the estimated impact on commission expense from Red Hat conforming to IBM’s revenue standard practical expedient (**)	(3)	12
To reduce commission expense as a result of recording capitalized sales commission costs at estimated fair value	(35)	(17)
Post-combination stock-based compensation expense (***)	94	15
To eliminate Red Hat’s historical intangible asset amortization	(15)	(8)
To reflect estimated transaction-related intangible asset amortization (****)	806	403
Total adjustment to selling, general and administrative	$842	$389

(*)          Retention bonus plans with a continuing impact are included.

(**)        See note 3, “Accounting Policies.”

(***)      See (b) ** above for information on this adjustment.

(****)    See note 5, “Estimate of Assets Acquired and Liabilities Assumed.”

(d)          To adjust research, development and engineering expenses for the following:

		Six Months
	Year Ended	Ended
	December 31, 2018	June 30, 2019
	($ in millions)
To reflect estimated retention bonus plan expense (*)	$30	$15
Post-combination stock-based compensation expense (**)	55	9
Total adjustment to research, development and engineering	$85	$24

(*)          Retention bonus plans with a continuing impact are included.

(**)        See (b) ** on page 11 for information on this adjustment.

(e)          To reflect the income tax impact of pro forma acquisition adjustments estimated at the applicable blended statutory income tax rates, 21.1 percent for the year ended December 31, 2018 and 22.1 percent for the six months ended June 30, 2019, and include the impact of GILTI deferred taxes.

(f)          To reflect financing adjustments to selling, general and administrative expenses consisting of eliminating bridge term loan facility fees. In connection with the Merger, IBM entered into a commitment letter on October 28, 2018 under which certain banks committed to provide IBM with a 364-day unsecured bridge term loan facility in an aggregate principal amount of up to $20.0 billion to fund the Merger. The bridge facility was not drawn upon and was terminated on May 15, 2019, and thus all expense related to the bridge facility financing has been removed for pro forma purposes since it does not have a continuing impact.

(g)          To adjust other (income) and expense for the following financing adjustments:

	Year Ended	Six Months Ended
	December 31, 2018	June 30, 2019
	($ in millions)
To reflect IBM’s estimated foregone interest income associated with the cash used to partially fund the Merger (*)	$50	$26
To reflect IBM’s foregone interest income earned on the net proceeds from IBM’s debt issuances to partially fund the Merger	—	144
Total financing adjustment to other (income) and expense	$50	$170

(*)          The estimated foregone interest income for the combined entity is based on a weighted-average annual interest rate of 1.70 percent and 1.75 percent for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively.

(h)          To adjust interest expense for the following financing adjustments:

		Six Months
	Year Ended	Ended
	December 31, 2018	June 30, 2019
	($ in millions)
To reflect estimated interest expense associated with the issuance of $20.0 billion of long-term fixed and floating rate debt that IBM issued to partially fund the Merger with various maturity tranches ranging from 2 to 30 years and an assumed weighted-average annual interest rate of 3.39 percent (*)	$678	$339
To reflect estimated interest expense associated with the issuance of $5.7 billion of Euro fixed rate bonds to partially fund the Merger with maturities of 4 to 12 years and an assumed weighted-average annual U.S. dollar (USD) interest rate of 3.69 percent (after swapping USD with Euro/USD Cross Currency Swap)	211	105
To reflect amortization of net termination amounts of Forward Starting Swap hedges (5-, 7-, 10- and 30-year) associated with the $20.0 billion USD debt issuance	18	9
To reflect amortization of debt issuance costs and debt discounts associated with the USD and Euro long-term debt issued to partially fund the Merger	11	6
To eliminate pre-close interest and amortization of debt issuance costs and debt discounts associated with debt used to fund the Merger	—	(204)
Total financing adjustment to interest expense	$918	$255

(*)          If interest rates were to increase or decrease by 0.125 percent from the floating rates assumed in estimating this pro forma adjustment to interest expense for the $1.5 billion of 2-year floating rate notes, pro forma interest expense would increase or decrease by approximately $2 million for the year ended December 31, 2018 and approximately $1 million for the six months ended June 30, 2019.

(i)          To reflect the income tax impact of pro forma financing adjustments estimated at the applicable statutory income tax rates, 25.2 percent for both the year ended December 31, 2018 and the six months ended June 30, 2019.

(j)          The following table presents the calculation of the unaudited pro forma combined weighted-average basic and diluted shares outstanding:

		Six Months
	Year Ended	Ended
	December 31, 2018	June 30, 2019
IBM weighted-average shares used to compute basic earnings per share	912,048,072	887,927,612
Red Hat vested performance stock units converted to IBM shares	177,117	177,117
Pro forma weighted-average basic shares outstanding	912,225,189	888,104,729
Dilutive effect of IBM’s outstanding stock-based awards	2,786,316	3,327,015
Dilutive effect of incremental shares associated with contingently issuable shares	1,481,326	1,116,537
Dilutive effect of Red Hat’s outstanding stock-based awards converted to IBM stock-based awards at the Exchange Ratio (IBM awards issued to replace Red Hat awards)	1,838,388	1,574,890
Pro forma weighted-average shares used to compute diluted earnings per share	918,331,219	894,123,171

(k)          The following is a reconciliation of pro forma combined basic and diluted earnings per share for the respective periods:

		Six Months
	Year Ended	Ended
	December 31, 2018	June 30, 2019
	(in millions except per share amounts)
Numerator for continuing operations earnings per share calculations:
Pro forma income from continuing operations attributable to IBM	$6,169	$3,420
Income applicable to contingently issuable shares	(6)	0
Total income on which basic earnings per share is calculated	$6,164	$3,420

Denominator for earnings per share calculation:
Pro forma weighted-average shares, assuming dilution	918,331,219	894,123,171
Pro forma weighted-average shares, basic	912,225,189	888,104,729

Pro forma earnings per share:
Assuming dilution	$6.71	$3.82
Basic	$6.76	$3.85

8.  Statement of Financial Position Pro Forma Adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited Pro Forma Condensed Combined Statement of Financial Position in the column under the heading “Pro Forma Adjustments” on page 4:

(aa)        To record the cash portion of the consideration transferred. See note 4, “Consideration Transferred.”

(bb)        To eliminate trade receivables between IBM and Red Hat.

(cc)        To adjust Red Hat convertible notes’ hedges to estimated fair value.

(dd)        To adjust deferred costs:

	Current	Noncurrent
	($ in millions)
To reflect estimated impact on capitalized sales commission costs from Red Hat conforming to IBM’s revenue standard practical expedient (*)	$(121)	$7
To reflect estimated fair value of capitalized sales commission costs	(62)	(53)
To eliminate deferred cost from IBM purchases paid in advance to Red Hat	(62)	(14)
Total adjustment to deferred costs	$(245)	$(60)

(*)          See note 3, “Accounting Policies.”

(ee)        To adjust goodwill to an estimate of Acquisition Date goodwill, as follows:

($ in millions)
To eliminate Red Hat’s historical goodwill	$(1,273)
To reflect estimated transaction goodwill	22,878
Total adjustment to goodwill	$21,604

(ff)         To adjust intangible assets to estimated fair value, as follows:

($ in millions)
To eliminate Red Hat’s historical intangible assets	$(199)
To reflect estimated fair value of intangible assets acquired	13,472
Total adjustment to intangible assets	$13,273

(gg)        To adjust current taxes:

($ in millions)
To reduce current tax liabilities related to estimated tax-deductible retention bonus costs from grants that vested at close	$(35)
To reduce current tax liabilities related to estimated tax-deductible acquisition-related transaction costs projected to be incurred after June 30, 2019	(59)
To record employee withholding taxes on issuance of IBM common stock to holders of vested performance share units	20
Total adjustment to current taxes	$(74)

(hh)        To adjust Red Hat’s convertible notes and associated unamortized debt issuance costs and debt discount to estimated fair value.

(ii)          To eliminate accounts payable between IBM and Red Hat.

(jj)          To record retention bonuses that vested at close.

(kk)        To adjust current and noncurrent deferred income to estimated fair value.

(ll)          To accrue estimated acquisition-related transaction costs projected to be incurred after June 30, 2019.

(mm)      To adjust for certain tax liabilities, primarily the deferred tax liability associated with the incremental differences in book and tax bases created from the preliminary purchase price allocation. The deferred tax liability primarily results from the value of intangible assets on the Acquisition Date and were established based on the blended tax rate of the various jurisdictions where the intangible assets reside and include the impact of GILTI deferred taxes.

(nn)        To adjust common stock and additional paid-in capital:

($ in millions)
To eliminate Red Hat’s historical common stock and additional paid-in capital	$(2,853)
To record other consideration transferred (*)	174
Total adjustment to common stock and additional paid-in capital	$(2,679)

(*)          Adjustment is related to the pre-Merger portion of the fair value of replacement equity awards issued by IBM as further described in note 4, “Consideration Transferred.”

(oo)        To adjust retained earnings:

($ in millions)
To eliminate Red Hat’s historical retained earnings	$(2,195)
To record the difference between accounts receivable and accounts payable balances between IBM and Red Hat	(10)
To reflect estimated after-tax retention bonus costs associated with adjustment in note 8(jj)	(111)
To reflect estimated acquisition-related after-tax transaction costs associated with adjustment in note 8(ll)	(174)
Gain/loss on treasury stock issuances associated with vested performance share units	4
Total adjustment to retained earnings	$(2,487)

(pp)        To adjust treasury stock:

($ in millions)
To eliminate Red Hat’s historical treasury stock	$3,243
To record issuance of IBM common stock from treasury stock to the holders of vested performance share units	21
Total adjustment to treasury stock	$3,264

(qq)        To eliminate Red Hat’s historical accumulated other comprehensive loss.